Exhibit 10.1

ACCENTURE SCA

Société en commandite par actions partnership limited by shares

Siège social: 1, rue Guillaume Kroll, L-1882 Luxembourg

Registre de Commerce Luxembourg n° B 79 874

STATUTS COORDONNES

à la date du 17 janvier 2005

CONSOLIDATED UPDATED ARTICLES OF ASSOCIATION

as at January 17th, 2005

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ARTICLES OF ASSOCIATION

Article 1 — Form

There exists among Accenture Ltd, a company limited by shares organised under the laws of Bermuda, being the general partner (gérant commandité) (the “General Partner” or “Accenture Ltd”) of Accenture SCA, a partnership limited by shares (société en commandité par actions) (hereinafter referred to as the “Company”) and Accenture Minority IV, Ltd, a Gibraltar company being the current limited shareholder (associé commanditaire) of the Company and all those persons who shall become limited shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company.

Hereinafter the Limited Shareholders and the General Partner will be referred to individually as a Shareholder and collectively as the Shareholders.

Article 2 — Term

The Company is incorporated for an unlimited period of time. However, the Company shall come to an end in the event of a resolution to dissolve the Company adopted at a general meeting of Shareholders deciding in compliance with the conditions of quorum and majority required for amendments to the articles of association of the Company (the “Articles of Association”). The Company shall not end in the event of the resignation, dissolution, bankruptcy or insolvency of the General Partner.

Article 3 — Purposes

The Company shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its participations and of its asset portfolio.

The Company may carry on any commercial, industrial and/or financial activity or maintain a commercial establishment open to the public. The Company may participate directly or indirectly in the establishment and development of any financial, industrial or commercial enterprises in Luxembourg and abroad and it may render them every assistance, whether of a financial nature or not, such as, without limitation, the granting of loans or advances, guarantees for their benefit or other forms of assistance. The Company may borrow in any form and proceed to the issuance of bonds and notes whether or not convertible or exchangeable in shares of the Company or into shares of other companies.

The Company may enter into and perform under global alliances and marketing arrangements and any other contracts aimed at promoting and furthering the development and the operation of the Accenture group, including but not limited to actions involving or relating to staff of any and all affiliated group companies.

In general, it may take any controlling and supervisory measures and carry out any operation which it may deem useful for the accomplishment and development of its purposes.

Article 4 — Registered office

The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. The General Partner may establish branches or other offices either in Luxembourg or abroad.

In the event that the General Partner determines that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg partnership limited by shares.

Article 5 — Capital

The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,802,814,702.75 (one billion eight hundred and two million eight hundred and fourteen thousand seven hundred and two

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Euro and seventy-five Cents) divided into shares (actions de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) each and shares (actions de commanditaires) held by the Limited Shareholder(s) having a par value of one Euro and twenty-five cents (EUR 1.25) each. The Shares are divided into 766,591,027 (seven hundred sixty-six million five hundred and ninety-one thousand twenty-seven) Class I Common Shares (“Class I Common Shares”), 5,000,000 (five million) Class I-A Common Shares (“Class I-A Common Shares”), 5,000,000 (five million) Class I-B Common Shares (“Class I-B Common Shares”), 10,000,000 (ten million) Class I-C Common Shares (“Class I-C Common Shares”), 10,000,000 (ten million) Class I-D Common Shares (“Class I-D Common Shares”), 15,000,000 (fifteen million) Class I-E Common Shares (“Class I-E Common Shares”), 15,000,000 (fifteen million) Class I-F Common Shares (“Class I-F Common Shares”), 20,000,000 (twenty million) Class I-G Common Shares (“Class I-G Common Shares”), 25,000,000 (twenty-five million) Class I-H Common Shares (“Class I-H Common Shares”), 5,000,000 (five million) Class I-I Common Shares (“Class I-I Common Shares”), 5,000,000 (five million) Class I-J Common Shares (“Class I-J Common Shares”), 16,050,000 (sixteen million fifty thousand)
Class I-K Common Shares (“Class I-K Common Shares”), 5,025,720 (five million twenty-five thousand seven hundred and twenty) Class I-L Common Shares (“Class I-L Common Shares”), 68,626,707 (sixty-eight million six hundred and twenty-six thousand seven hundred seven) Class I-M Common Shares (“Class I-M Common Shares”), 12,747,835 (twelve million seven hundred forty-seven thousand eight hundred and thirty-five) Class I-N Common Shares (“Class I-N Common Shares”) and 470,958,308 (four hundred seventy million nine hundred fifty-eight thousand three hundred eight) Class II Common Shares (“Class II Common Shares”) having the same characteristics and rights save as to those differences outlined in these articles of association. The Class I-A Common Shares, the Class I-B Common Shares, the Class I-C Common Shares, the Class I-D Common Shares, the Class I-E Common Shares, the Class I-F Common Shares, the Class I-G Common Shares, the Class I-H Common Shares, the Class I-I Common Shares, the Class I-J Common Shares, the Class I-K Common Shares, the Class I-L Common Shares, the Class I-M Common Shares and the Class I-N Common Shares are individually referred to as a “Class I Letter Share” and collectively as the “Class I Letter Shares”. Unless otherwise noted in these articles of association, all the references to a Class I Common Share or the Class I Common Shares shall include a Class I Letter Share or the Class I Letter Shares, respectively. The Class I Common Shares and the Class II Common Shares are individually referred to as a “Share” and collectively as the “Shares”. The Class I Common Shares and the Class II Common Shares are issued as redeemable shares in accordance with the terms of article 49-8 of the law of 10 August 1915, on commercial companies, as amended (the Law), and the redemption features laid down in Article 7 hereof shall apply thereto.

An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase the subscribed and issued capital.

Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 19 December 2001, and expiring on the fifth anniversary of such date, by issuing shares representing such whole or partial increase of the capital up to the total amount of the authorised share capital and for the number and classes of Shares being the object of the authorisation. The General Partner shall accept subscriptions for such shares.

In connection with this authorisation to increase the capital and in compliance with article 32-3 (5) of the Law, the General Partner of the Company is authorised, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing Shareholders for the same period of five years and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of this capital increase.

Class I Common Shares are convertible into Class II Common Shares by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 1 Class I Common Share for 10 Class II Common Shares. Upon such resolution, the nominal capital shall be increased by EUR 11.25 per Class I Common Share so converted and Class II Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class I Common Shares so converted.

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Class II Common Shares are convertible into Class I Common Shares (excluding the Class I Letter Shares) by a resolution of an extraordinary meeting of shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 10 Class II Common Shares for 1 Class I Common Share (excluding the Class I Letter Share). Upon such resolution, the nominal capital shall be reduced by EUR 11.25 per 10 Class II Common Shares so converted and the amount of the nominal share capital reduction shall be allocated to the share premium reserve of the Company. In addition, additional Class I Common Shares (excluding the Class I Letter Shares) shall be issued in accordance with the conversion ratio in replacement of the Class II Common Shares so converted.

The authorised capital of the Company is set at EUR 50,000,000,000 consisting of 19,868,950,000 Class I Common Shares (excluding the Class I Letter Shares) of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class I-A Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class I-B Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class I-C Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class I-D Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class I-E Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class I-F Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 20,000,000 Class I-G Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 25,000,000 Class I-H Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class I-I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class I-J Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 16,050,000 Class I-K Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each and of 20,000,000,000 Class II Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.

The General Partner is authorised and empowered to issue Class I Common Shares and/or Class II Common Shares and/or new classes of shares from time to time in one or several series bearing different numbers or letters in order to identify them.

The authorisation granted to the General Partner includes the authorisation to issue Shares to itself.

The General Partner is hereby authorised and empowered to determine the conditions attaching to any subscription of Shares, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders in lieu of dividends.

The General Partner is further authorised to cause the Company to issue warrants, convertible bonds or assimilated instruments or bonds with warrants or subscription rights or to issue any financial instruments convertible into Shares under the terms and conditions to be set by the General Partner.

Each time the General Partner shall act to render effective the increase of capital, as authorised, Article 5 of the Articles of Association of the Company shall be amended so as to reflect the result of such action and the General Partner shall take or authorise any person to take any necessary steps for the purpose of the recording and publication of such increase and such amendment.

The Company recognises only one holder per Share; in case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person is appointed or designated by the joint holders as the sole owner in relation to the Company.

The Shares of the Company are and they continue to stay in registered form. The Shares are not certificated, but a certificate (certificat d’inscription nominative) witnessing the registration of the relevant Shareholder in the share register of the Company and the number of Shares held by it shall be issued by the Company on request of the Shareholder.

A share register shall be kept at the registered office of the Company and, to the extent the General Partner shall so decide, with a transfer agent and registrar. Such register shall set forth the name of each Shareholder, its residence or elected notice address, the number of Shares held by it, the class of Shares, the amounts paid in on each such Share, the transfers of Shares and the dates of such transfers.

Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the General Partner, provided however that calls shall be made on all the Shares in the same proportion

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and at the same time. Any sum, the payment of which is in arrear, automatically attracts interest in favour of the Company at the rate of ten per cent (10%) per year or such other rate as may be determined by the General Partner from time to time calculated from the date when the payment was due until the date of the actual payment.

Article 6 — Transfer of Shares

Except for a redemption made pursuant to Article 7, no Transfer (as defined below) of Shares of the Company by a Limited Shareholder shall be made unless the Supervisory Board of the Company or its delegate shall have given its prior approval to a contemplated Transfer.

If a Limited Shareholder wants to transfer or dispose of all or part of its shares in the Company or of all or part of the rights attached thereto, in any form whatsoever, including, without limitation, via a sale, gift, pledge or some other form of encumbrance or otherwise (a “Transfer”), it must submit a written application beforehand to the Supervisory Board or its delegate by registered mail with acknowledgement of receipt or any other means approved by the Supervisory Board or its delegate. A Transfer application shall contain the name of the contemplated transferee, the contemplated sale price or consideration as well as any other relevant information.

The decision of the Supervisory Board will be made known to the applicant as soon as reasonably practicable after it shall have been taken. The Supervisory Board or its delegate’s decision in respect of the application must be made known to the Limited Shareholder by registered mail with acknowledgement of receipt or any other means approved by the General Partner.

Any Transfer not made in compliance with the terms hereof shall, with respect to the Company, be deemed to be null and void and the Company shall not proceed with the registration of any transferee in the share register unless (i) the Transfer to such transferee has been approved in writing by the Supervisory Board or its delegate and (ii) the transferee shall have signed any and all relevant documents as may be required by the Supervisory Board or its delegate.

Article 7 — Redemption of Shares

The Company is authorised to redeem Class II Common Shares or any series thereof at the request of the General Partner and upon the written approval of the Supervisory Board in accordance with the procedures laid down in Article 16 hereto. If the redemption of the Class II Common Shares or of a series thereof will be done in the context of or accompanied by a share capital reduction of the Company, the redemption of Class II Common Shares or a series thereof must in addition be approved by a resolution at a meeting of Shareholders passed by a two thirds majority of those present and voting including the consent of the General Partner.

Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party or set forth in Article 8 of these Articles of Association, Class I Common Shares shall be redeemable for cash at the option of the holder by giving irrevocable notice of an election for redemption to the Company.

Notwithstanding the preceding paragraph, at the option of the Company represented by the General Partner, the redemption price payable to any Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies’ transition to a corporate structure) (a “Subsequent Limited Shareholder”) in connection with any redemption under this Article 7 may be paid in cash or in Accenture Ltd Class A Common Shares and any holder and the Company may agree that the Company may redeem such holder’s Class I Common Shares for different consideration.

At the request of the General Partner, the Company is authorised to redeem any Class I Common Share or any series held by any Subsequent Limited Shareholder for Accenture Ltd Class A Common Shares if the Company receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. If the redemption of the Class I Common Share will be done in the context of or accompanied by a share capital reduction of the Company, the redemption must in addition be approved by a resolution at a meeting of Shareholders passed by a two-thirds majority of those present and voting, including the consent of the General Partner.

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The redemption price for a Class I Common Share to be paid in Accenture Ltd Class A Common Shares shall equal a number of Accenture Ltd Class A Common Shares equal to the Valuation Ratio (as defined below). The redemption price for a Class I Common Share to be paid in cash shall equal the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share (as defined below) as of the U.S. trading day following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I Common Share.

Notwithstanding anything to the contrary, (i) no redemption at the option of a holder may be made prior to the time that the Accenture Ltd Class A Common Shares shall have been listed for trading on the New York Stock Exchange and (ii) the Company may refuse to honor a request for redemption at any time or during any period, including, without limitation, during a so-called “blackout period” (and the Class I Common Shares shall not be redeemable at such time or during such period), if the Company determines, based on the advice of counsel (which may be inside counsel), that there is material non-public information that may affect the Average Price Per Share (as defined below) at such time or during such period.

For the purposes of the Articles of Association a Luxembourg business day shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.

The Company may adopt reasonable procedures for the implementation of the redemption provisions set forth in this Article 7, including, without limitation, procedures for the giving of notice of an election for redemption.

Article 8 — Transfer Restrictions Applicable to Covered Shares

1. Each Covered Person shall at all times be the Sole Beneficial Owner of all Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date, except as provided herein. Any Covered Shares Transferred in compliance with this Article 8 shall no longer be subject to such provisions. Capitalized terms used in this Article 8 shall have the meanings ascribed to such terms in paragraph 24 of this Article 8.

2. Notwithstanding paragraph 1, an Employee Covered Person may:

(i) on or prior to the date that is four years after the IPO Date, Transfer an aggregate of up to 35% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(ii) commencing on the date that is four years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 45% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iii) commencing on the date that is five years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 55% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iv) commencing on the date that is six years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 65% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date; and

(v) commencing on the date that is seven years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 75% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date.

3. Notwithstanding paragraph 1, a Covered Person may Transfer any Covered Shares beneficially owned by such Covered Person as of the IPO Date commencing on the later of (i) the date that is eight years after the IPO Date and (ii) the date that such Covered Person ceases to be an employee of the Company.

4. Notwithstanding paragraph 1, an Employee Covered Person that retires (or has retired) at the age of 50 or older and is not in contavention of the Non-Competition Agreement (a “Retired Employee”) may:

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(i) if such Retired Employee retires (or has retired) at age 50, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of Covered Shares eligible for sale at the date of such retirement pursuant to paragraph 2 of this Article 8 (the “Base Eligible Sales”) and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.25;

(ii) if such Retired Employee retires (or has retired) at age 51, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.375;

(iii) if such Retired Employee retires (or has retired) at age 52, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.50;

(iv) if such Retired Employee retires (or has retired) at age 53, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.625;

(v) if such Retired Employee retires (or has retired) at age 54, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.75;

(vi) if such Retired Employee retires (or has retired) at age 55, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.875; and

(vii) if such Retired Employee retires (or has retired) at age 56 or above, Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

5. A Retired Employee may also Transfer the Covered Shares beneficially owned by such Retired Employee as of the IPO Date in accordance with paragraph 2 of this Article 8 as if such Retired Employee were an Employee Covered Person.

6. Following the first anniversary of the IPO Date, a Retired Employee that reaches (or has reached) the age of 56 may also Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

7. Notwithstanding paragraph 1, a Covered Person that became disabled while an employee of the Company (a “Disabled Employee”) prior to June 15, 2001, may Transfer 100% of Covered Shares beneficially owned by such Disabled Employee as of the IPO Date. A Covered Person that becomes (or has become) a Disabled Employee following June 15, 2001 may (i) if such Disabled Employee becomes disabled (or has become disabled) prior to reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 2 of this Article 8 as if such Disabled Employee were an Employee Covered Person and (ii) if such Disabled Employee becomes (or has become) disabled after reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 4 of this Article 8 as if such Disabled Employee were a Retired Employee.

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8. Notwithstanding paragraph 1, a Covered Person may Transfer Covered Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Covered Shares approved by the Supervisory Board or its delegate in writing and any foreclosures thereunder, provided that the pledge has agreed in writing with the Supervisory Board or its delegate (any such agreement to be satisfactory to the Supervisory Board or its delegate in its sole discretion) that the Company shall have a right of first refusal to purchase such Covered Shares at the market price prior to any sale of such Covered Shares by such pledgee.

9. Notwithstanding paragraph 1, commencing on June 15, 2004, the Covered Shares are redeemable at the option of the Covered Person for a redemption price per share equal to the lower of (i) the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share and (ii) one United States dollar.

10. Each Covered Person, for so long as such Covered Person is an Employee Covered Person, will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Covered Person from time to time.

11. All Transfers of Covered Shares beneficially owned by a Covered Person as of or prior to the IPO Date made by such Covered Person before the adoption of this Article 8 shall be aggregated, for purposes of paragraphs 2 through 4, with all Transfers of Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date made by such Covered Person after the adoption of this Article 8.

12. Notwithstanding paragraph 2, each Covered Person will not Transfer any Covered Shares until July 24, 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound to the terms of Article 8 of these Articles of Association by express agreement in writing, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraph 8 or 9 of this Article 8.

13. All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Company, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Company or until such time as such Covered Shares are released pursuant to paragraph 17 or 18 of this Article 8. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Supervisory Board or its delegate from time to time.

14. Whenever any nominee holder shall receive any dividend or other distribution in respect of any Covered Shares, satisfied otherwise than in Covered Shares, the Company will give or cause to be given notice or direction to the applicable nominee and/or custodian referred to in paragraph 13 to permit the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by the nominee, unless the distribution of such dividend or distribution is restricted by the terms of another agreement between the Covered Person and the Company (or with any other person with respect to which the Company has expressly agreed in writing) known to the Company.

15. Any share certificate representing Covered Shares beneficially owned by a Covered Person, and any agreement or other instrument evidencing restricted share units, options or other rights to receive or acquire Covered Shares beneficially owned by such Covered Person, may bear a legend noted conspicuously on each such certificate, agreement or other instrument reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S ARTICLES OF ASSOCIATION. THE

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SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, EXCHANGED, TRANSFERRED, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE THEREWITH.”

16. The Company shall refuse to register the transfer of Covered Shares not made in compliance with these Articles of Association and it may enter stop transfer orders against the transfer of Covered Shares not made in compliance with these Articles of Association.

17. All Covered Shares of each Covered Person who is not an Employee Covered Person which could be Transferred without contravening any provision of this Article 8 shall be released from the custody of the custodian pursuant to procedures to be developed by the Company to or at the direction of such Covered Person free and clear of all restrictions and legends described above.

18. A specified number of Covered Shares of an Employee Covered Person shall be released from the custody of the custodian, pursuant to procedures to be developed by the Company, upon the request of such Employee Covered Person and to or at the direction of such Employee Covered Person (free and clear of all restrictions and legends described in this Article 8), provided that such request is accompanied by a certificate of such requesting Employee Covered Person (i) indicating such requesting Employee Covered Person’s intention to Transfer promptly such specified number of Covered Shares and (ii) establishing that such specified number of Covered Shares are then permitted to be Transferred without contravening any Transfer Restrictions (which evidence must be satisfactory to the Company).

19. Each Covered Person shall be responsible for all expenses of such Covered Person incurred in connection with compliance by such Covered Person with its obligations under this Article 8, including expenses incurred by the Company in enforcing the provisions of Article 8 relating to such obligations.

20. In the event of any change in the outstanding Class I Common Shares by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. Upon the occurrence of any event described in the immediately preceding sentence, the Company shall make such adjustments to or interpretations of the provisions of this Article 8 as the Company shall deem necessary or desirable to carry out the intent of such provisions. If the Company deems it advisable, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.

21. The provisions of this Article 8 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign or otherwise transfer any of its obligations under such provisions without the prior written consent of the Supervisory Board or its delegate and any assignment or other transfer of rights and/or obligations under this Article 8 by a Covered Person without such consent of the Supervisory Board or its delegate shall be void.

22. If requested by the Supervisory Board or its delegate, each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of this Article 8.

23. The Supervisory Board or its delegate may waive any of the provisions of this Article 8 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally. The Supervisory Board or its delegate may impose such conditions as the Supervisory Board or its delegate determines on the granting of such waivers. The determinations of the Supervisory Board or its delegate under this paragraph 23 shall be final and binding and need not to be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated).

24. For purposes of this Article 8, the following terms have the following meanings:

A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the

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power to dispose, or to direct the disposition of, such security, but for purposes of these Articles of Association a person shall not be deemed a beneficial owner of Covered Shares (A) solely by virtue of the application of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on April 18, 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Supervisory Board or its delegate). “Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the determination of beneficial ownership only, the provisions of Article 8 shall not be deemed to transfer the investment power with respect to any Class I Common Shares.

“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were Shareholders on the IPO Date; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of this Article 8 shall not be subject to paragraph 12 of this Article 8.

“Company means Accenture SCA, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.

A Covered Person’s “Covered Shares” shall mean any Class I Common Shares beneficially owned by such Covered Person at the time in question. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in paragraph 20 of this Article 8. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares.

The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of this Article 8.

An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Supervisory Board or its delegate), and any other similarly situated person designated as an “employee” by the Supervisory Board or its delegate.

“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.

“IPO Date” shall mean July 24, 2001, the date of completion of Accenture Ltd’s initial public offering.

“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of April 18, 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.

“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the

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Company and other relevant policies, including insider trading policies, as announced from time to time.

“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Articles of Association, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder. In respect of Covered Shares held a personal holding company or a trust structure, the share register shall refer both to the legal entity or trust, respectively, as the legal owner and record owner of the Covered Shares and the beneficial owner(s) of the legal entity or trust, respectively.

“Subsidiary” shall mean any person in which Accenture SCA owns, directly or indirectly, at least a majority of the equity, economic or voting interest.

“Transfer” shall mean any sale, transfer, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transaction.

Article 9 — Liability of Shareholders

The Limited Shareholders are only liable up to the amount of their capital contribution made to the Company.

The General Partner’s liability is and shall be unlimited.

Article 10 — Meetings of Shareholders

The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on 15th January, at 12:00 noon. If such day is not a Luxembourg business day, the annual general meeting shall be held on the next following Luxembourg business day.

Other meetings of Shareholders may, subject to applicable law, be held at such place and at such time as may be specified by the General Partner in the respective notices of meeting.

All general meetings shall be chaired by the General Partner.

Article 11 — Notice, quorum, proxies, majority

The notice periods and quorum rules required by the Law shall apply with respect to the meetings of Shareholders of the Company, as well as with respect to the conduct of such meetings, unless otherwise provided herein.

Each Share is entitled to one vote. A Shareholder may act at any meeting of Shareholders by appointing another person in writing (whether in original or by telefax, cable, telegram or telex), whether a Shareholder or not, as its proxy.

Except as otherwise required by law or by these Articles of Association, resolutions at a meeting of Shareholders will be passed by a simple majority of those Shares represented and voting at the meeting and with the consent of the General Partner.

The following matters shall require a quorum (if and when required as a matter of the Law) of half of the Company’s issued and outstanding Shares and a two-thirds majority vote of those Shares represented and voting at the meeting:

(i) amendment of these Articles of Association;

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(ii) dissolution and the liquidation of the Company;

(iii) setting of the authorised share capital and the authorisation given to the General Partner to increase the Company’s share capital within the limits of the authorisation;

(iv) decrease of the Company’s share capital; and

(v) sale of all or substantially all of the Company’s assets.

The following matters shall require a unanimous resolution of all the Shareholders of the Company:

(i) the redomestication of the Company (i.e. its migration) by the change of the nationality of the Company; and

(ii) the assessment of the Shareholders.

The Shares shall, as a rule, vote as a single class. Matters adversely affecting the rights of the holders of a specific share class only shall require a quorum (if and when required as a matter of the Law) of half of the class’ issued and outstanding Shares and a two-thirds majority vote of the Shares of that share class and, in respect of such matters but only in respect of such matters, the holders shall vote as a separate class.

Article 12 — Convening notice

Shareholders’ meetings shall be convened by the General Partner or by the Supervisory Board, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder’s notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.

If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 13 — Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. The meeting of Shareholders may resolve on any item only with the consent of the General Partner.

Article 14 — Management

The Company shall be managed by the General Partner who shall be the liable partner (associé — gérant — commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.

The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board.

The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.

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Article 15 — Authorised signature

The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

Article 16 — Remuneration of General Partner; Expenses

The General Partner shall receive no remuneration from the Company for its duties. To the largest extent permitted by applicable law, but without prejudice to the second paragraph of Article 8, the Company shall bear, and reimburse for, the costs and expenses incurred by the General Partner resulting from the performance of its duties and/or actions taken on behalf of and/or for the benefit of the Company and may make advances to the General Partner in connection therewith (including, without limitation, losses, damages and defense costs resulting from actual or threatened third party claims).

Article 17 — Supervisory Board

The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the “Supervisory Board”).

The Supervisory Board shall be consulted by the General Partner on such matters as the General Partner may determine, and it shall authorise any actions of the General Partner that may, pursuant to the Law or under these Articles of Association, exceed the powers of the General Partner.

The Supervisory Board shall approve those individuals put forth from time to time by the General Partner to exercise the General Partner’s powers with respect to the management of the Company, and the General Partner shall act only through such individuals.

The Supervisory Board shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration of the Supervisory Board, if any.

The Supervisory Board shall be convened by its chairman (as appointed by the Supervisory Board from the Board members) or by the General Partner.

Written notice of any meeting of the Supervisory Board shall be given to all members of the Supervisory Board with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board. If all the members of the Supervisory Board are present or represented at a meeting of Supervisory Board, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Any member may act at any meeting of the Supervisory Board by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.

The Supervisory Board can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.

No member of the Supervisory Board shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.

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Article 18 — Accounting year — Accounts

The accounting year of the Company shall begin on 1st September and it shall terminate on 31st August of each year.

The accounts of the Company shall be stated in euro and/or United States dollars or in any other fungible currency as decided by the General Partner.

Article 19 — Allocation of profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve as required by the Law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the nominal issued share capital of the Company as stated in Article 5 hereof as increased or reduced from time to time.

The General Partner shall determine how the annual net profits shall be disposed of, and it shall decide to pay dividends from time to time, as it, in its discretion, believes to suit best the corporate purpose and policy of the Company. A general meeting of Shareholders shall have to approve the General Partner’s decision to pay dividends as well as the profit allocation proposed by the General Partner.

Each Shareholder shall have dividend rights corresponding to its share. Each Class II common Share shall entitle its holder to receive a dividend equal to 10% of any dividend to which a Class I Common Share entitles its holder, whether in cash or in kind.

The dividends may be paid in Euro or in United States Dollars or in any other currency determined by the General Partner and they may be paid at such places and times as shall be determined by the General Partner.

The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law.

Article 20 — Dissolution and liquidation

The Company may be voluntarily dissolved by a resolution passed at a general meeting of Shareholders with the consent of the General Partner.

The liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) named by a general meeting of Shareholders which shall also determine their powers and their remuneration.

Each holder of Shares of the Company shall be entitled (to the extent of the availability of funds or assets in sufficient amount), to the repayment of the nominal share capital amount corresponding to its Share holdings. The liquidation proceeds (if any), including the return of nominal share capital, shall be paid so that each Class II Common Share shall entitle its holder to receive a liquidation payment equal to 10% of any liquidation payment to which a Class I Common Share entities its holder.

Article 21 — Amendments

These Articles of Association may be amended from time to time by a general meeting of Shareholders, subject to the quorum and majority requirements provided by the laws of Luxembourg, and subject to the consent of the General Partner.

Article 22 — Tax Matters

The General Partner may, in its sole discretion, make any tax elections with respect to the Company, provided that the General Partner reasonably determines that any such election would not have an adverse tax impact on any Shareholder.

Article 23 — Applicable law

All matters not governed by these Articles of Association shall be determined by application of the provisions of Luxembourg law, and, in particular, of the Law.

Article 24 — Definitions

The “Average Price Per Share” as of any day shall equal the average of the high and low sales prices of Accenture Ltd Class A Common Shares as reported on the New York Stock Exchange (or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the New York Stock

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Exchange, on the American Stock Exchange, or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture Ltd Class A Common Shares are quoted on the Nasdaq National Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture Ltd for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.

The “Market Price of an Accenture Ltd Class A Common Share” as of any day shall equal the Average Price Per Share as of such day, unless Accenture Ltd sells (i.e. trade date) shares of its Class A Common Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the “Market Price of an Accenture Ltd Class A Common Share” as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.

The “Valuation Ratio” at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article 23. If at any time:

(i)	Accenture Ltd acquires or otherwise holds more than a de miminis amount of assets other than:

(a)	its shareholding in the Company,

(b)	any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture Ltd on a consolidated balance sheet of Accenture Ltd prepared in accordance with generally accepted accounting principles in the United States of America) or

(c)	any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture Ltd),

(i)	Accenture Ltd incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or

(ii)	circumstances otherwise require, then

(1)	the General Partner shall promptly inform the Supervisory Board and those members of the Supervisory Board that are also Limited Shareholders (in such capacity, the “Limited Shareholders Committee”) of such fact,

(2)	the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

(3)	each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:

(x)	determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and

(y)	if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments).

If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share

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and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process.

If Accenture Ltd:

(i)	pays a dividend or makes a distribution on its Accenture Ltd Class A Common Shares in Accenture Ltd Class A Common Shares,

(ii)	subdivides its outstanding Accenture Ltd Class A Common Shares into a greater number of shares,

(iii)	combines its outstanding Accenture Ltd Class A Common Shares into a smaller number of shares,

(iv)	makes a distribution on its Accenture Ltd Class A Common Shares in shares of its share capital other than Accenture Ltd Class A Common Shares or

(v)	issues by reclassification of its Accenture Ltd Class A Common Shares any shares of its share capital,

then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture Ltd, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).

In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture Ltd or any of its securities or assets as a result of which the holders of Accenture Ltd Class A Common Shares shall hold voting securities of an entity other than Accenture Ltd, the terms “Accenture Ltd Class A Common Shares” and “Accenture Ltd” shall refer to such voting securities formerly representing or distributed in respect of Accenture Ltd Class A Common Shares and such entity, respectively.